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                                                                    EXHIBIT 3.18


                           AMERICAN REALTY TRUST, INC.

                             ARTICLES OF CORRECTION
                                 AND CERTIFICATE

          American Realty Trust, Inc. (the "Corporation"), desiring to correct its Articles of Incorporation, as heretofore amended, hereby certifies as follows.

          1. The Corporation's Articles of Amendment filed on March 26, 1998 was inaccurate in omitting commas before the dollar figures for par values in its replacement of the first paragraph of Article Five of the Corporation's Articles of Incorporation. This error is hereby corrected by revising said paragraph to read as follows.

                    The Corporation shall have authority exercisable by its Board of Directors to issue not more than 100,000,000 shares of common voting stock, $.01 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which shall be designated as the Board of Directors may determine and which may be issued in series by the Board of Directors as hereinafter provided. Preferences, limitation, and relative rights with respect to the shares of each class of stock of the Corporation shall be as hereinafter set forth:

          2. The Corporation's Articles of Amendment filed on August 19, 1996, which included provisions (collectively the "Series D Designation") designating, and specifying rights and other matters with respect to, a series of its Special Stock known as its Series D Preferred Stock, was inaccurate in the following respects.

     A. The second sentence of section 4 of the Series D Designation used the word "met" when it should have used the word "set." This error is hereby corrected by revising said sentence to read as follows.

              All such shares shall upon their cancellation become authorized but unissued shares of Special Stock and may be reissued as part of a new series of Special Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificates of Designations creating a series of Special Stock or any similar stock or as otherwise required by law.

     B. Paragraphs (D) and (E) of section 8 of the Series D Designation referred to "Class D Preferred Stock" when they should have referred to "Series D Preferred Stock." These errors are hereby corrected by revising said paragraphs to read as follows.
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                    (D) On or before the Redemption Date, the holder who shall redeem such Series D Preferred Stock hereunder shall surrender the certificate or certificates representing such shares to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (E) If the Redemption Notice is not withdrawn prior to one Business Day before the Redemption Date, and if on or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of the Series D Preferred Stock so called for redemption have not been surrendered, (i) all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, to the full extent permitted by applicable law, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor, and (ii) to the full extent permitted by applicable law, such shares shall no longer be deemed outstanding for any purpose.

This 1st day of June, 1999.

                                              American Realty Trust, Inc.


                                              By: /s/ Karl l. Blaha
                                                    Karl L. Blaha
                                                    President


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